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                                                                  EXHIBIT 14(2)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 12, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Report to Shareholders of AIM Global Income Fund (one of the portfolios constituting AIM International Funds, Inc.) and of our report dated December 12, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Report to Shareholders of AIM Strategic Income Fund (one of the portfolios constituting AIM Investment Funds) which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Accountants" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP


Houston, Texas
February 10, 2003